Exhibit 99.1
November 30, 2007
Dear Shareholders (and friends) of AssuranceAmerica,
October continues to show accelerated revenue growth in the MGA/Carrier companies, running at 24% over October 2006, compared to 19% increase year to date. Our Retail group revenue declined (mostly in Florida, where mandatory insurance was stricken from the law until January 1, 2008), slowed to an 11% decline versus an 18% decline year-to-date.
We have added several senior managers to our retail group of 49 offices, and are expecting revenue improvements as they assume their responsibilities after training.
Retail losses continue to significantly impact the total company results. With the Florida Personal Injury Protection (PIP) law reinstated effective January 1, 2008, we expect a rebound in retail revenues. Thank you for your support and patience.
Following is our report for October and year-to-date results.

	October (Unaudited)
	Current Month			Year to Date
	2007	2006	Change	2007	2006	Change
	(In $1,000)		%	(In $1,000)		%
• Gross Premiums Produced[1]*	$10,430	$10,046	4%	$116,749	$123,051	(5)%
• MGA/Carrier Gross Premiums Produced [1,2]	$6,614	$5,609	18%	$83,661	$68,085	23%
• MGA/Carrier Revenues [2]	$4,324	$3,483	24%	$44,331	$37,360	19%
• Retail Agencies Gross Premium Produced [1,2]*	$4,916	$5,335	(8)%	$53,167	$67,958	(22)%
• Retail Agencies Group Revenues [2]*	$779	$874	(11)%	$8,637	$10,568	(18)%
• Company Revenues*	$4,896	$4,200	17%	$48,973	$45,691	7%
• Company Pre-Tax Income before stock option*	$(335)	$97	(445)%	$1,465	$2,893	(49)%
• Company Pre-Tax Income*	$(376)	$71	(630)%	$1,095	$2,634	(58)%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.

[2]	Before intercompany eliminations

*	Current year financial data includes agency acquisitions that may not be included in prior year data
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We appreciate your continued interest in AssuranceAmerica Corporation.
Sincerely,

/s/ Guy W. Millner	/s/ Lawrence (Bud) Stumbaugh

Guy W. Millner	Lawrence (Bud) Stumbaugh
Chairman	President and Chief Executive Officer
This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute
“forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.